Exhibit 10.27

                            STOCK PURCHASE AGREEMENT

                                     BETWEEN

                        COMMUNICATIONS INSTRUMENTS, INC.

                                       AND

                               SOCIETE FINANCIERE
                             D'INVESTISSEMENTS DANS
                               L'EQUIPEMENT ET LA
                          CONSTRUCTION ELECTRIQUE, S.A.










                             DATED OCTOBER 31, 1997



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                               TABLE OF CONTENTS
                                                                         Page #

ARTICLE 1

         DEFINITIONS.........................................................1

ARTICLE 2

         PURCHASE AND SALE OF STOCK..........................................3
         2.1.     Purchase and Sale of Stock.................................3
         2.2.     Purchase Price and Repayment of Indebtedness...............4
         2.3.     Purchase Price Adjustments.................................4

ARTICLE 3

         REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER...................6
         3.1.     Ownership of Stock and Authority Relative to Agreement.....6
         3.2.     Existence and Good Standing................................6
         3.3.     Capital Stock..............................................6
         3.4.     Subsidiaries and Investments...............................7
         3.5.     Non-Contravention..........................................7
         3.6.     Financial Statements.......................................7
         3.7.     No Changes.................................................8
         3.8.     Books and Records..........................................8
         3.9.     Title to Properties; Encumbrances..........................8
         3.10.    Real Property..............................................9
         3.11.    Leases.....................................................9
         3.12.    Material Contracts.........................................9
         3.13.    Restrictive Documents.....................................10
         3.14.    Litigation................................................10
         3.15.    Taxes.....................................................11
         3.16.    Intellectual Properties...................................11
         3.17.    Compliance with Laws......................................13
         3.18.    Accounts Receivable.......................................13
         3.19.    Employment Relations......................................14
         3.20.    Employee Benefit Plans....................................14
         3.21.    Environmental Laws and Regulations........................17
         3.22.    Interests in Clients, Suppliers, Etc......................18
         3.23.    Insurance.................................................18
         3.24.    Licenses and Permits......................................18
         3.25.    Bank Accounts, Powers of Attorney and Compensation
                  of Employees..............................................19

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         3.26.    Disclosure................................................19
         3.27.    Broker's or Finder's Fees.................................19
         3.28.    Inventories...............................................19
         3.29.    Consents and Approvals....................................19
         3.30.    Payments..................................................19
         3.31.    Renegotiation.............................................20
         3.32.    Returns, Warranty Claims, and Purchase Commitments........20
         3.33.    Customers and Suppliers...................................20
         3.34.    Products Liability........................................20
         3.35.    Transactions with Certain Persons.........................20
         3.36.    No Implied Representation.................................20

ARTICLE 4

         REPRESENTATIONS OF CII.............................................21
         4.1.     Organization and Valid Existence of CII...................21
         4.2.     Consents and Approvals....................................21
         4.3.     Brokers or Finders Fee....................................21
         4.4.     Litigation................................................21
         4.5.     Securities Act............................................21

ARTICLE 5

         CLOSING DELIVERIES.................................................22
         5.1.     Deliveries by the Stockholder.............................22
         5.2.     Deliveries by CII.........................................23

ARTICLE 6

         POST-CLOSING COVENANTS.............................................23
         6.1.     USRPHC Report to Internal Revenue Service.................23
         6.2.     Preservation of Books and Records.........................23
         6.3.     Accounts Receivable Guarantee.............................24
         6.4.     Products Liability Policy.................................24
         6.5.     Satisfaction of Ibex Notes................................24

ARTICLE 7

         INDEMNIFICATION AND SET-OFF........................................25
         7.1.     Survival of Representations and Warranties................25
         7.2.     Indemnification...........................................25
         7.3.     Indemnification Claims Procedures.........................26
         7.4.     Indemnity Basket..........................................27
         7.5.     Limitations on Indemnification Obligation.................28

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         7.6.     Effect of Tax Benefits and Insurance......................28
         7.7.     Sole Remedy...............................................28
         7.8.     Deferred Amount...........................................28
         7.9.     Subrogation...............................................30
         7.10.    Treatment of Indemnity Payments...........................30

ARTICLE 8

         MISCELLANEOUS......................................................30
         8.1.     Expenses..................................................30
         8.2.     Governing Law; Consent to Jurisdiction....................30
         8.3.     Captions..................................................30
         8.4.     Publicity and Confidentiality.............................30
         8.5.     Notices...................................................31
         8.6.     Counterparts..............................................31
         8.7.     Amendments................................................31
         8.8.     Savings Clause............................................32
         8.9.     Entire Agreement..........................................32
         8.10.    Delays....................................................32
         8.11.    No Third Party Beneficiaries..............................32
         8.12.    No Partnership............................................32
         8.13.    No Assignment.............................................32
         8.14.    Attorneys' Fees...........................................32
         8.15.    Exhibits and Schedules....................................32


LIST OF EXHIBITS
LIST OF SCHEDULES

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                                LIST OF EXHIBITS



Exhibit A                  Form of CII Note

Exhibit B                  Balance Sheet dated April 30, 1997; Interim Financial
                           Statements dated September 30, 1997

Exhibit C                  Form of USRPHC Affidavit and Notice of Non-U.S. Real
                           Property Holding Corporation Status

Exhibit D                  Amended 690CA Know How Transfer Agreement

Exhibit E                  Amended IC121 Know How Transfer Agreement

Exhibit F                  Form of Distribution Agreement

Exhibit G                  Description of Products Liability Policy


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                                LIST OF SCHEDULES


Schedule 3.1                        Ownership of Stock
Schedule 3.3                        Capital Stock
Schedule 3.5                        Non-Contravention
Schedule 3.7                        No Changes
Schedule 3.9                        Title to Properties; Encumbrances
Schedule 3.10                       Real Property
Schedule 3.11                       Leases
Schedule 3.12                       Material Contracts
Schedule 3.13                       Restrictive Documents
Schedule 3.14                       Litigation
Schedule 3.15                       Taxes
Schedule 3.16                       Intellectual Property
Schedule 3.19                       Employment Relations
Schedule 3.20                       Employee Benefit Plans
Schedule 3.21                       Environmental Matters
Schedule 3.23                       Insurance Policies
Schedule 3.25                       Bank Accounts, Powers of Attorney and
                                    Compensation of Employees
Schedule 3.33                       Customers and Suppliers
Schedule 4.1                        Organization and Valid Existence of CII
Schedule 6.3                        Uncollectible Accounts Receivable


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                            STOCK PURCHASE AGREEMENT


                  THIS STOCK PURCHASE AGREEMENT ("this Agreement") dated as of October 31, 1997, is made by and between COMMUNICATIONS INSTRUMENTS, INC., a North Carolina corporation ("CII"), and SOCIETE FINANCIERE D'INVESTISSEMENTS DANS L'EQUIPEMENT ET LA CONSTRUCTION ELECTRIQUE, S.A., a French company ("SOFIECE"or the "Stockholder"), the sole stockholder of IBEX AEROSPACE TECHNOLOGIES, INC., a Delaware corporation (the "Company").


                                    ARTICLE 1

                                   DEFINITIONS

         The terms defined in this Article shall have the following respective meanings for all purposes of this Agreement:

         1.1. "Affiliate" means, with respect to any Person, any immediate family member sharing the same home as a Person and any Person controlling, controlled by or under common control with such Person.

         1.2. "Business" means the business conducted as of the date of this Agreement or as of the Closing Date, as the context permits or implies, by the Company, including, without limitation, manufacturing and marketing of aeronautical equipment and components thereof.

         1.3. "Closing" means the consummation and effectuation of the transactions contemplated herein pursuant to the terms and conditions of this Agreement, which shall be held on October 31, 1997.

         1.4. "Closing Date" means the date on which the Closing actually occurs.

         1.5. "Copyrights" means United States and foreign copyrights, whether registered or unregistered, and pending applications to register the same.

         1.6. "GAAP" means generally accepted accounting principles as in effect in the United States on the date of the financial statements to which GAAP is applied.

         1.7. "Intellectual Property" means all material intellectual property and property rights, including, without limitation, all Patent Rights, Copyrights, Trademarks, Licenses, Trade Names, Trade Secrets, Software Contracts and all other forms of proprietary information.


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         1.8. "Licenses" means all licenses to which the Company is a party granting rights to use any Intellectual Property. A "Licensed Product" means any product or Intellectual Property which is the subject of a License.

         1.9. "Net Asset Value" means the difference between the total assets of the Company (excluding deferred taxes) and the total liabilities of the Company (excluding notes payable) as of the Closing Date.

         1.10. "Net Operating Loss" means the sum of the net operating loss of the Company generated in the current fiscal year plus the sum of any net operating loss carryforwards of the Company for prior fiscal years pursuant to the Code (as defined in Section 3.15) as of the Closing Date and as calculated in accordance with the procedures set forth in Section 2.3 of this Agreement.

         1.11. "Patent Rights" means all United States and foreign patents, patent applications, continuations, continuations in part, divisions and reissues.

         1.12. "Permitted Liens" shall have the meaning set forth in Section
3.9.

         1.13. "Person" means an individual, partnership, corporation, trust, unincorporated organization, association or joint venture or a government agency, political subdivision or instrumentality thereof, as applicable.

         1.14. "Pre-Closing Periods" means all Tax periods ending on or before the Closing Date and, with respect to any Tax period that includes but does not end on the Closing Date, the portion of such period that ends on and includes the Closing Date.

         1.15. "Purchase Price" has the meaning set forth in Section 2.2.

         1.16. "Related Party" means the Stockholder, each director or officer of the Stockholder and any corporation, partnership, joint venture or other entity owned or controlled by the Stockholder.

         1.17. "Returns" means all Tax returns, reports, estimates and information returns required to be filed prior to the Closing by the Company.

         1.18. "Shareholders' Agreement" means that Agreement among Shareholders of Ibex Aerospace Technologies, Inc. dated as of September 14, 1992, as amended and supplemented, among Ibex Aerospace Technologies, Inc., a Delaware corporation, Billybob Aerospace, Inc. (formerly know as Ibex Aerospace Technologies, Inc.), a Florida corporation, SOFIECE, Daniel J. Babcock, David Markle, Dennis Ridgeway and Kenneth S. Steele.

         1.19. "Shares" means one thousand (1000) shares of the Stock, representing as of the Closing Date one hundred percent (100%) of the issued and outstanding Stock.


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         1.20. "Software" means material computer program code in whatever language or format, including, but not limited to, object code and source code and related technical or user documentation.

         1.21. "Software Contracts" means all contracts and agreements to which the Company is a party respecting the ownership, license, acquisition, design, development, distribution, marketing, use, or maintenance of Software.

         1.22. "Stock" means the Company's common stock, $1.00 par value.

         1.23. "Tax" or "Taxes" means any federal, state, local, foreign or other income, gross receipts, profits, franchise, license, transfer, sales, use, ad valorem, customs, payroll, withholdings, employment, occupation, property (real or personal), excise or other taxes, fees, duties, assessments, and withholdings (including interest, penalties or additions to such items).

         1.24. "Technical Documentation" means all technical and descriptive materials relating to the acquisition, design, development, use or maintenance of the Intellectual Property.

         1.25. "Trademarks" means any trademark, service mark or trade dress at common law, under the Lanham Act or under the corresponding laws of any foreign country, whether registered or not, which is used to identify the source and quality of goods or services or to distinguish them from those of others, and all registrations and applications for registration, including intent-to-use registrations and applications for registration.

         1.26. "Trade Names" means all names used to identify a particular company, business, subsidiary, Affiliate or division thereof.

         1.27. "Trade Secrets" means confidential and proprietary ideas, trade secrets, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans, or other proprietary information, including, without limitation, any formulae, pattern, device, or compilation of information which is used in the Business and which derives independent commercial value from not being generally known or readily ascertainable through independent development or reverse engineering by persons who can obtain economic value from its disclosure or use.


                                    ARTICLE 2

                           PURCHASE AND SALE OF STOCK

         2.1. Purchase and Sale of Stock. Subject to the terms and conditions set forth in this Agreement, at the Closing, the Stockholder shall sell, assign, transfer and convey to CII, and CII shall purchase and accept from the Stockholder, all of the Stockholder's right, title and interest in and to the Shares in consideration of the Purchase Price.


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         2.2.     Purchase Price and Repayment of Indebtedness.

                  (a) In full consideration for the purchase by CII of the Shares, CII shall pay to the Stockholder an aggregate of One Million Seven Hundred Seventy Two Thousand and 00/100 Dollars ($1,772,000), as may be adjusted pursuant to Section 2.3 (the "Purchase Price"), payable as follows:

                           (i)      Nine Hundred Twenty Two Thousand Dollars
($922,000) to the Stockholder by wire transfer of immediately available funds on the Closing Date (the "Cash Purchase Price"); and

                           (ii)     Eight Hundred Fifty Thousand Dollars
($850,000) (the "Deferred Amount") to be payable on the second anniversary of the Closing Date. The Deferred Amount shall be evidenced by a non-interest bearing promissory note of CII in a principal amount equal to the Deferred Amount, payable to the Stockholder, and in the form attached as Exhibit A hereto (the "CII Note" or the "Holdback Note") which CII Note shall be payable in accordance with its terms. Payment under the CII Note shall be supported by a standby letter of credit in favor of First Union National Bank and for the account of CII issued by Bank of America (the "LC Bank") in a stated amount equal to the Deferred Amount (the "Letter of Credit"). All fees and expenses of the LC Bank and the Escrow Agent (as hereinafter defined) shall be apportioned equally between the parties hereto, and each party shall pay when due its applicable share thereof.

                  (b) At the Closing, CII shall further pay to SOFIECE by wire transfer of immediately available funds the amount of Three Hundred Seventy Thousand Dollars ($370,000.00), representing repayment in full of all outstanding indebtedness owed by the Company to the Stockholder under the line of credit established under the Shareholders' Agreement (the "Debt Repayment"), including all amounts due under (i) the loan agreement dated February 7, 1996 evidencing a loan in the amount of $150,000 by the Stockholder to the Company (and the related promissory note(s)), (ii) the loan agreement dated October 27, 1995 evidencing a loan in the amount of $50,000 by the Stockholder to the Company (and the related promissory note(s)), (iii) the loan agreement dated May 19, 1995 evidencing a loan in the amount of $50,000 by the Stockholder to the Company (and the related promissory note(s)), and (iv) the loan agreement dated February 25, 1995, evidencing a loan in the amount of $120,000 by the Stockholder to the Company (and the related promissory note(s)). The promissory notes referred to in this subsection 2.2(b) shall be referred to hereinafter as the "Ibex Notes."

         2.3.     Purchase Price Adjustments.

                  (a) Adjustment Procedures. Not later than 60 days after the Closing Date, CII will prepare and deliver to the Stockholder (i) an unaudited balance sheet of the Company as of the Closing Date (the "Closing Balance Sheet") together with a related computation of the Net Asset Value based on such balance sheet, with such balance sheet and Net Asset Value being prepared in accordance with generally accepted accounting principles applied consistently with the Balance Sheet (as defined in Section 3.6), and (ii) a calculation of the Net Operating Loss (the "NOL

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Calculation"). If within 15 business days following delivery of the Closing
Balance Sheet and the NOL Calculation (or the next business day if such 15th day is not a business day), the Stockholder has not given CII notice of the Stockholder's objection to the computation of the Net Asset Value as set forth in the Closing Balance Sheet or the NOL Calculation (such notice to contain a statement in reasonable detail of the nature of the Stockholder's objection), then the Net Asset Value reflected in the Closing Balance Sheet and the NOL Calculation will be deemed mutually agreed by CII and the Stockholder. If the Stockholder shall have given such notice of objection in a timely manner, then the issues in dispute will be submitted to a "Big Six" accounting firm mutually acceptable to CII and the Stockholder (the "Accountants") for resolution. If issues in dispute are submitted to the Accountants for resolution: (i) each party will furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to the party or its subsidiaries (or its independent public accountants) and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the Accountants will be instructed to determine the Net Asset Value and the Net Operating Loss based upon their resolution of the issues in dispute; (iii) such determination by the Accountants of the Net Asset Value and the Net Operating Loss, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties absent fraud or manifest error; and (iv) CII and the Stockholder shall each bear 50% of the fees and expenses of the Accountants for such determination. The date on which the Net Asset Value and the Net Operating Loss are finally determined is referred to hereinafter as the "Closing Financials Determination Date."

                  (b) Net Asset Value Adjustment. To the extent that the Net Asset Value, as deemed mutually agreed by the parties or as determined by the Accountants, as aforesaid, is less than $547,000 (the "Net Asset Value Shortfall"), the Stockholder shall be obligated to pay the amount of the Net Asset Value Shortfall to CII, together with interest on such amount at the prime rate of Bank of America from time to time in effect from the Closing Date to the date of payment, within 10 days of the Closing Financials Determination Date. To the extent that the Net Asset Value, as deemed mutually agreed by the parties or as determined by the Accountants, as aforesaid, is greater than $597,000 (the "Net Asset Value Excess"), CII shall be obligated to pay the amount of the Net Asset Value Excess to the Stockholder, together with interest on such amount at the prime rate of Bank of America from time to time in effect from the Closing Date to the date of payment, within 10 days of the Closing Financials Determination Date.

                  (c) NOL Adjustment. To the extent that the Net Operating Loss as determined in accordance with subsection 2.3(a) above is less than $618,000, the Stockholder shall be obligated to pay to CII within 10 days of the Closing Financials Determination Date an amount equal to (i) the difference between $618,000 and the Net Operating Loss as determined in accordance with subsection 2.3(a) above, (ii) multiplied by 0.375.


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                                    ARTICLE 3

                REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

         The Stockholder hereby represents and warrants to CII and agrees with CII as set forth below. For purposes of this Article 3, "to the knowledge of the Stockholder" and other similar references to the knowledge of the Stockholder shall mean such matters as are actually known or should have reasonably been known by the Stockholder after reasonable inquiry.

         3.1. Ownership of Stock and Authority Relative to Agreement. The Stockholder is the beneficial and record owner of the Shares, free and clear of all liens, pledges, encumbrances, security interests, conditions, options, rights, restrictions and claims of every kind (collectively, "Liens"). The Stockholder has full legal right, power and authority to enter into and perform its obligations under this Agreement. The execution and delivery by the Stockholder of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby have been duly authorized by the Stockholder. No other proceedings on the part of the Stockholder are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and is a valid and binding agreement of the Stockholder, enforceable in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium and other laws generally affecting the rights of creditors and general principles of equity and applicable laws which may affect the availability of equitable remedies. Except as set forth on Schedule 3.1, there are no voting trusts, stockholder agreements or other agreements of any kind affecting the Stock to which the Stockholder is a party or by which it is bound. The sale, assignment and delivery of the Stock by the Stockholder to CII pursuant to the terms hereof will transfer to CII good and marketable title to the Shares free and clear of all Liens, which Shares will be validly issued, fully paid and nonassessable shares of capital stock of the Company. Except as set forth on Schedule 3.1, no approvals or consents to consummate the transactions contemplated hereby are required to be obtained from any person or entity pursuant to any material contracts, agreements, instruments or commitments to which the Stockholder is a party or by which it is bound.

         3.2. Existence and Good Standing. The Company is a corporation duly organized and incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has full power and authority to own its properties and assets and to carry on its business as now being conducted. Except as set forth in Schedule 3.15, the Company is duly qualified to do business and is in good standing in all jurisdictions in which the character or location of the properties owned or leased by the Company or the nature of the business conducted by the Company makes such qualification necessary, except for those jurisdictions where the failure to so qualify would not have a material adverse effect on the financial condition of the Company. The copies of the Certificate of Incorporation and Bylaws of the Company, as amended, which have been delivered to CII are complete and correct, and such instruments are in full force and effect.

         3.3. Capital Stock. The Company has an authorized capitalization consisting solely of one thousand (1000) shares of common capital stock, $1.00 par value, of which one thousand shares

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are issued and outstanding. All such outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedule 3.3, no shares of the capital stock of the Company are reserved for issuance and there are no outstanding options, warrants, rights, calls, subscriptions, claims, obligations, convertible or exchangeable securities, rights of exchange or other commitments or agreements, contingent or otherwise, of any nature whatsoever relating to the capital stock of the Company or pursuant to which the Company is or may become obligated to purchase, redeem, sell, issue or exchange any shares of its capital stock. The Shares constitute One Hundred Percent (100%) of the outstanding capital stock of the Company.

         3.4. Subsidiaries and Investments. The Company does not own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any corporation, partnership, limited liability company, association, trust, joint venture or other entity.

         3.5. Non-Contravention. Except as set forth in Schedule 3.5, the consummation of the transactions contemplated by this Agreement will not violate any provision of the Certificate of Incorporation or Bylaws of the Company, as amended, or violate, or result with the giving of notice or the lapse of time or both in a violation of, any provision of any material mortgage, lien, lease, agreement, license, instrument, law, ordinance, regulation, order, arbitration award, judgment or decree to which the Company or any of its properties or assets (real, personal or mixed, tangible or intangible) are bound.

         3.6. Financial Statements. Attached as Exhibit B is the audited balance sheet of the Company as of April 30, 1997 (the "Balance Sheet"). The Balance Sheet, including the footnotes thereto, has been prepared in accordance with GAAP consistently followed throughout the periods indicated. The Balance Sheet fairly presents the financial condition of the Company as of the date thereof (the "Balance Sheet Date") and reflects all claims against and all debts and liabilities of the Company, fixed or contingent, as of the date thereof to the extent that the same are required to be so reflected under GAAP as so applied. Also attached as Exhibit B is the unaudited interim balance sheet of the Company as of September 30, 1997 (the "Interim Balance Sheet") and the related unaudited statement of income for the nine month period then ended (the "Interim Statement of Income") (the Interim Balance Sheet and the Interim Statement of Income are collectively referred to herein as the "Interim Financial Statements"), as prepared by the Company. The Interim Financial Statements, including the footnotes thereto, have been prepared in accordance with GAAP consistently followed throughout the periods indicated and with the Balance Sheet. The Interim Balance Sheet fairly presents the financial condition of the Company as of the date thereof (the "Interim Balance Sheet Date") in all material respects and the Interim Statement of Income fairly presents the results of operations of the Company and the changes in its financial position for the period indicated in all material respects. To the knowledge of the Stockholder, the Company has no outstanding claims, liabilities, obligations or indebtedness of any nature, whether accrued, absolute, contingent or otherwise (each a "Liability" and collectively, the "Liabilities"), except as set forth in the Balance Sheet or as disclosed in this Agreement and the Exhibits and Schedules hereto, other than Liabilities incurred subsequent to September 30, 1997 in the ordinary course of business not involving borrowings by the Company. The Company does not owe any amount to, and is not owed any amount by, any Related Party or any of the directors, officers or employees of

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the Company (except for payroll amounts owed to employees in the ordinary course of business) other than as set forth in the Balance Sheet.

         3.7. No Changes. Except as set forth in Schedule 3.7, since March 20, 1997, the Company has not: (a) experienced a material adverse change in the assets or liabilities, the business or in the results of operations of the Company; (b) to the knowledge of the Stockholder, incurred any Liability other than Liabilities incurred in the ordinary course of business not involving borrowings by the Company and other than liabilities or obligations arising out of or relating to matters which are expressly covered by any other representations and warranties contained in this Article 3; (c) permitted any of its assets to be subjected to any Lien (other than Permitted Liens, as defined in Section 3.9 below); (d) sold, transferred or otherwise disposed of any assets except sales of products in the ordinary course of business; (e) made any capital expenditure or commitment therefor, except in the ordinary course of business; (f) declared or paid any dividend or made any distribution on any shares of its capital stock; (g) redeemed, purchased or otherwise acquired any shares of its capital stock; (h) granted or issued any option, warrant or other right to purchase, acquire or exchange any shares of its capital stock; (i) made any distribution or bonus payment to the Stockholder or to any employees of the Company or profit sharing distribution or payment of any kind; (j) increased its indebtedness for borrowed money, except current borrowings from banks in the ordinary course of business, or made any loan or guarantee to any person or entity; (k) written off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business charged to applicable reserves, none of which individually or in the aggregate is material to the Company; (l) granted any increase in the rate of wages, salaries, bonuses or other remuneration of any executive employee or other employees except in the ordinary course of business; (m) increased any benefits to or for employees under any employee benefit plans, policies or arrangements or adopted any new such plans, policies or arrangements; (n) canceled or knowingly waived any claims or rights of substantial value; (o) made any change in any method of accounting or auditing practice; (p) otherwise conducted its business or entered into any transaction except in the usual and ordinary manner and in the ordinary course of business; or (q) agreed, whether or not in writing, to do any of the foregoing.

         3.8. Books and Records. The minute books of the Company as previously made available to CII and its representatives contain materially accurate records of all meetings of, and all material corporate action taken by (including action taken by written consent), the shareholders and Board of Directors of the Company. All of the Company's books and records have been maintained in the usual, regular and ordinary course of business and accurately and completely reflect in all material respects all of the material transactions of the Company. All records and data of the Company are stored or maintained under the ownership and direct control of the Company or its agents.

         3.9. Title to Properties; Encumbrances. Except as set forth on Schedule 3.9, and except for (a) properties and assets reflected in the Interim Financial Statements or acquired since September 30, 1997 which have been sold or otherwise disposed of in the ordinary course of business and (b) Intellectual Property (the Company's title to which is described in Section 3.16 of this Agreement), the Company has good, valid and marketable title to (i) all of its properties and assets (real and personal, tangible and intangible), including, without limitation, all of the properties and assets reflected in the Interim Financial Statements, except as indicated in the notes thereto, and (ii) all of the properties and assets purchased by the Company since September 30, 1997; in each case subject to no Lien except for (A) Liens reflected in the Interim Financial Statements or incurred in the ordinary course of business since September 30, 1997, (B) Liens which do not materially detract from the value of, or materially impair the use of, such property by the Company in the operation of its business, and (C) Liens for current Taxes, assessments or governmental charges or levies not yet delinquent (Liens of the type described in clauses (A) through (C) are referred to herein as the "Permitted Liens"). All material tangible personal property of the Company is in good operating condition, normal wear and tear excepted.

         3.10. Real Property. Schedule 3.10 sets forth a complete and accurate description of all of the real property and interests therein leased by the Company (the "Real Property"). The Company does not own any Real Property.

         3.11. Leases. Schedule 3.11 sets forth a complete and accurate description of all leases of real or personal properties to which the Company is a party, whether as lessee or lessor (the "Leases"). Each Lease is in full force and effect; all rents and additional rents due to date on each such Lease have been paid; and, except as set forth on Schedule 3.11, to the knowledge of the Stockholder, there exists no material event of default or event, occurrence, condition or act (including the purchase of the Stock hereunder) which, with the giving of notice, the lapse of time or both, would become a material default by the Company or, to the knowledge of the Stockholder, any other party under such lease. The Company has not violated any of the terms or conditions under any such Lease in any material respect, and to the knowledge of the Stockholder all of the covenants to be performed by any other party under any such Lease have been performed in all material respects. To the knowledge of the Stockholder, the properties leased by the Company are in good operating condition, normal wear and tear excepted.

         3.12. Material Contracts. Schedule 3.12 sets forth a complete and correct list of each material agreement, contract, instrument, commitment or understanding, whether written or oral, to which the Company is a party or by which it is bound other than purchase orders and contracts with a contract value of less than $25,000 and reflecting sales and purchases of the Company's goods and services in the ordinary course of business. Except as set forth on Schedule 3.12, the Company does not have and is not bound by (a) any agreement, contract or commitment relating to the employment of any person by the Company, or any bonus, deferred compensation, change in control, pension, profit sharing, stock option, employee stock purchase, retirement, termination or other employee benefit plan, policy or arrangement, (b) any agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock, (c) any agreement, contract or commitment relating to capital expenditures except as arising in the ordinary course of business, (d) any loan or advance to, or investment in, any person or entity or any agreement, contract or commitment relating to the making of any such loan, advance or investment, (e) any guarantee or other contingent liability in respect of any indebtedness or obligation of any other person or entity (other than the endorsement of negotiable instruments for collection in the ordinary course of business), (f) any management or consulting contract, (g) any agreement, contract or commitment limiting the ability of the Company or any subsidiary to engage in any line of business or to compete with any person, (h) any partnership or joint venture agreement, or (i) related to the licensing by the Company of any Intellectual Property. Each contract or agreement set forth on Schedule 3.12 is in full force and effect and, to the knowledge of the Stockholder, there exists no default or event of default or event, occurrence, condition or act (including the purchase of the Stock under this Agreement) which, with the giving of notice, the lapse of time or both, would become a material default or event of default on the part of the Company or, to the knowledge of the Stockholder, any other party thereunder. The Company has not violated any of the terms or conditions of any contract or agreement set forth on Schedule 3.12 in any material respect, and, to the knowledge of the Stockholder, all of the covenants to be performed by any other party thereto have been performed in all material respects. Except as specifically described in Schedule 3.12, the consummation of the transactions contemplated by this Agreement will not violate any of the terms or conditions of the contracts identified on Schedule 3.12 or cause the rights of the Company under such contracts to be subject to termination or modification as a result thereof. Except as specified on Schedule 3.12, to the knowledge of the Stockholder, all such contracts contain terms and conditions obtained from independent third parties which are unrelated to or unaffiliated with the Stockholder and which have been negotiated in good faith at arms-length. Except as specified on Schedule 3.12, to the knowledge of the Stockholder, the Company is not a party to any contract, agreement or understanding, whether written or oral, with any person who is a director, officer, shareholder or employee of the Company or any entity in which any such individual has an interest or is otherwise affiliated or related.

         3.13. Restrictive Documents. Except as disclosed on Schedule 3.13, the Company is not subject to, or a party to, (a) any charter or by-law or, to the knowledge of the Stockholder, any mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which would prevent the continued operation of the Company's business after the date hereof on substantially the same basis as previously operated, (b) any contract or agreement which would materially restrict the ability of the Company to acquire any property or conduct business in any area, or (c) any agreement which contains any provision pursuant to which the Company will be obligated to make any payment as a result of the change in control of the Company to occur as a result of the transactions contemplated hereby.

         3.14. Litigation. Except as set forth on Schedule 3.14, there is no action, suit, arbitration, investigation or any other proceeding, at law or in equity, pending or, to the knowledge of the Stockholder, threatened against, involving or related to the Company or any of its properties or rights or its Employee Benefit Plans, as defined in Section 3.20 (other than routine claims for benefits), and the Stockholder does not know of any specific facts or circumstances, conditions or occurrences that could reasonably be anticipated to form the basis of any such action, proceeding or investigation. The Company is not (a) subject to any judgement, order or decree entered in any lawsuit or proceeding which may have a material adverse effect on any of its financial condition, operations or business practices or on its ability to acquire any property or conduct business in any area or (b) a party to any lawsuit or proceeding pending or threatened which involves a claim by the Company for specific performance or other equitable relief or for money damages.

         3.15. Taxes. Except as set forth on Schedule 3.15 hereto, (i) all Returns have been filed when due in timely fashion (or extension requests have been timely filed and complied with); (ii) all Taxes required to be shown on the Returns have been paid when due in timely fashion; (iii) the Returns completely and correctly reflect in all material respects the facts regarding the income, properties, operations and status of any entity required to be shown thereon;
(iv) the charges, accruals, and reserves for Taxes due, or accrued but not yet due, relating to the income, properties or operations of the Company for any Pre-Closing Period as reflected on the books and financial statements of the Company as of the date hereof are adequate to cover such Taxes; (v) there is no action, suit, proceeding, audit or claim now pending or, to the knowledge of the Stockholder, investigation pending, regarding any Taxes relating to the income, properties or operations of the Company for any Pre-Closing Period; (vi) there are no agreements for the extensions of the time for assessment of any Taxes relating to the income, properties or operations of the Company for any Pre-Closing Period; (vii) all Tax deficiencies which have been proposed (to the knowledge of the Stockholder) or asserted against the Company have been fully paid or finally settled, and, to the knowledge of the Stockholder, no issue has been raised in any examination which, by application of similar principles, can be expected to result in the proposal or assertion of a Tax deficiency for any other year not so examined; (viii) there is no, and will not be any, agreement or consent made under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), affecting the Company; (ix) there are no liens for any Tax on the assets of the Company; (x) there are no Tax sharing agreements or arrangements to which the Company is now or ever has been a party; (xi) with respect to any period up to and including the Closing Date for which Returns have not yet been filed or for which taxes are not yet due and payable, the Company has only incurred liabilities for Taxes in the ordinary course of its business; (xii) except as set forth on Schedule 3.15, the Company has withheld from each payment made to any of its past and present shareholders, directors, officers, employees and agents the amount of all taxes and other deductions required to be withheld and has paid or made adequate provision for the payment of such amounts to the proper taxing authorities; and (xiii) the Company is not a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) ("USRPHC") and has not been a USRPHC at any time during the applicable period under Code Section 897(c)(1)(A)(ii)(II).

         3.16.    Intellectual Properties.

                  (a) Schedule 3.16(a) contains a list and description of all Intellectual Property owned by the Company or used by the Company pursuant to Licenses in the conduct of the Business, subdivided under the following categories:

                           (i)      Copyrights owned by, licensed to or used by
the Company, showing in each case the owner, licensor, if any, and, where registered, the country of registration and the registration number.

                           (ii)     Software used or possessed by the Company
which is the subject of a License in favor of the Company, showing in each case the name and release number of the Licensed Product, the owner of the Copyright in the product, the serial number or registration number of the Licensed Product, a brief description of the Licensed Product's function, whether the

License is transferable, whether the License will remain in effect upon the consummation of the transaction contemplated by this Agreement, and whether the Company may sublicense the Licensed Product to third parties.

                           (iii) Software owned by the Company, showing in each
case the name of the product, the current release number of the product, the release numbers of all prior releases and the date of such releases, and the registration number, if any, of all registered Copyright in such product.

                           (iv) Software Contracts relating to or arising from
the Business.

                           (v)  Trademarks and Trade Names adopted and used by
the Company, showing in each case the Trademark or Trade Name, its U.S. and foreign registration numbers, if any, the countries of such registration, whether it is registered on the U.S. Principal or Supplemental Register, its date of registration and the date of its most recent renewal or affidavit of continued use, if any.

                           (vi) Patent Rights owned or used by the Company in
the Business, showing where applicable in each case the country of registration, the registration number, the title and date of issue.

                  (b) Except as disclosed in Schedule 3.16(b), the Company owns all rights, title and interest in the Intellectual Property required to be identified on Schedule 3.16(a), free and clear of any Liens other than Permitted Liens.

                  (c) Except as disclosed in Schedule 3.16(c), (i) all registrations for Copyrights (including for Software), Patent Rights and Trademarks required to be identified in Schedule 3.16(a) as being owned by the Company are valid and in force and all applications to register any unregistered Copyrights, Patent Rights and Trademarks so identified are pending and in good standing, all, to the knowledge of the Stockholder, without challenge of any kind, and the Stockholder does not know of any specific facts or circumstances, conditions or occurrences that could reasonably be anticipated to form the basis for any such challenge; (ii) the Intellectual Property owned by the Company is valid and enforceable; and (iii) the Company has the exclusive right to bring acts for infringement or unauthorized use of the Intellectual Property and, to the knowledge of the Stockholder, there is no basis for any such action.

                  (d) Except as disclosed in Schedule 3.16(d), all Software required to be disclosed on Schedule 3.16(a) is subject to valid and enforceable Copyright solely owned by the Company, and no fees or royalties are payable or will be payable under the Software Contracts as a result of the Company's use of the licensed Software in the ordinary course of its business, other than fees or royalties due for upgrades. In no instance has the eligibility of the Software for protection under applicable copyright law been forfeited to the public domain.

                  (e) Except as disclosed in Schedule 3.16(e), (i) the Company has promulgated and used its best efforts to enforce a Trade Secret protection program and, to the knowledge of the Stockholder, there has been no material violation of such program by any Person, and (ii) to the knowledge of the Stockholder, the proprietary information relating to the Trade Secrets (A) has at all times been maintained in confidence and (B) has not been disclosed to employees, consultants or other third parties except on a "need to know" basis in connection with their respective performance of duties to the Company.

                  (f) Except as disclosed in Schedule 3.16(f), all personnel contributing to or participating in the conception and development of the Intellectual Property required to be disclosed on Schedule 3.16(a) have been either: (1) employees of the Company thereby conferring in the Company the status of sole statutory author and owner of such Intellectual Property, or (2) non-employees, consultants, contractors or agents who have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company full, effective and exclusive ownership of all tangible and intangible property thereby arising.

                  (g) No claims have been asserted in writing by any Person to the ownership of or right to use any of the Intellectual Property required to be disclosed on Schedule 3.16(a) and the Stockholder does not know of any specific facts or circumstances, conditions or occurrences that could reasonably be anticipated to form the basis of any such claim. To the knowledge of the Stockholder, the use of such Intellectual Property by the Company has not infringed on the rights of any person; and no claim of infringement or any misuse or misappropriation of any such Intellectual Property of any other person has been made or asserted against the Company, nor does the Stockholder know of any specific facts or circumstances, conditions or occurrences that could reasonably be anticipated to form the basis of any such claim.

                  (h) Except as disclosed on Schedule 3.16(h), the Company has not granted, transferred, or assigned any right or interest in its Intellectual Property to any Person, and there are no contracts, agreements, Licenses or other commitments and arrangements in effect with respect to the marketing, distribution, licensing or promotion of any Intellectual Property by any independent sales person, distributor, sublicensor or other remarketer or sales organization.

         3.17. Compliance with Laws. The Company is in compliance in all material respects with all laws, rules, regulations, ordinances, interpretations, notices, orders, judgments and decrees applicable to the Company and the violation of which would have a material adverse effect on the business, assets or financial condition of the Company. Notwithstanding the foregoing, the representation and warranty set forth in this Section 3.17 shall not apply with respect to any subject matter specifically covered by any other representation and warranty in this Article 3, including, without limitation, Sections 3.19, 3.20 and 3.21.

         3.18. Accounts Receivable. The accounts receivable of the Company (i) arose from bona fide sales of goods or services in the ordinary course of business and consistent with past practice, (ii) are accurately reflected on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, are accurately reflected in all material respects in the books and records of the Company, and (iii) are not subject to any counterclaim or set off except to the extent of the total amount of the reserve for doubtful accounts reflected in the Interim Balance Sheet. There has been no material adverse change since the Interim Balance Sheet Date in the amount of accounts receivable or other debts due the Company on the allowances with respect thereto, or in the amount of accounts payable or other debts of the Company from that reflected in the Interim Balance Sheet.

         3.19. Employment Relations. Except as set forth on Schedule 3.19: (a) the Company is in material compliance with all federal, state and other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours; (b) the Company has not and is not engaged in any unfair labor practice and no unfair labor practice complaint against the Company is pending before the National Labor Relations Board; (c) there is no labor strike, dispute, slowdown or stoppage or union organizing activity actually pending or, to the knowledge of the Stockholder, threatened against or involving the Company; (d) no arbitration proceeding arising out of or under any collective bargaining agreement is pending and, to the knowledge of the Stockholder, no claim therefor has been asserted against the Company, and, to the knowledge of the Stockholder, no grievance under any collective bargaining agreement which might have an adverse effect upon the Company exists;
(e) no collective bargaining agreement is currently being negotiated by the Company; and (f) the Company has not experienced any material labor strike, dispute, slowdown or stoppage or union organizing activity during the last three years. Except as set forth in Schedule 3.19, the Company is not and has never been a party to any collective bargaining agreement or other labor contract and there has never been any application for certification of a collective bargaining unit in respect of the employees of the Company. Schedule 3.19 contains an accurate and complete list of all current employees of the Company and their pay levels.

         3.20. Employee Benefit Plans. (a) Set forth in Schedule 3.20 is an accurate and complete list of all Employee Benefit Plans (as defined below) established, maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) by the Company (including, for this purpose and for the purpose of all of the representations in this Section 3.20, all entities (whether or not incorporated) which by reason of common control are treated together with the Company as a single employer within the meaning of Section 414 (b), (c), (m), (n) or (o) of the Code) or for which the Company has or is likely to have any continuing liability. The term "Employee Benefit Plan" shall include all employee benefit plans within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"), and also shall include, without limitation, any other pension, retirement, profit sharing, savings, thrift, stock bonus, stock option, stock purchase, restricted stock purchase, stock ownership, stock appreciation right, phantom stock, deferred compensation, supplemental retirement, deferred bonus, severance, change of control, parachute, health, medical, dental, vision, prescription drugs, fitness, dependent care, educational assistance, group legal services, life insurance, accidental death, accidental dismemberment, sick pay, short-term or long-term disability, Code Section 125 or other cafeteria plan, supplemental unemployment income, training, apprenticeship, scholarship, tuition reimbursement, employee assistance, employee discount, subsidized cafeteria, fringe benefit, vacation, holiday, employer-sponsored recreational facility, or other employee or retiree pension benefit or welfare benefit plan, policy, contract, or arrangement, or other similar fringe or employee benefit plan, program, policy, contract, or arrangement, written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, covering employees or former employees of the Company. The Company has delivered to CII true and complete copies of all written Employee Benefit Plans and related documents. Except as disclosed and described on Schedule 3.20, the Company does not have any oral Employee Benefit Plans.

                  (b) Except as set forth on Schedule 3.20, the Company does not maintain or contribute to any Employee Benefit Plan subject to ERISA and/or the Code which is not in material compliance with ERISA and the Code, and, to the knowledge of the Stockholder, neither the Company nor any Employee Benefit Plan is liable for any additional contribution, fine, penalty, excise tax or loss of income tax deduction with respect to the operation of any Employee Benefit Plan. All required reports and descriptions (including, but not limited to, Form 5500 annual reports, summary annual reports and summary plan descriptions) with respect to each Employee Benefit Plan have been properly filed with the appropriate governmental authority and distributed to participants as required by law. Except as set forth on Schedule 3.20, the Company does not maintain or contribute to any Employee Benefit Plan which is an "employee pension benefit plan" as such term is defined in Section 3(2) of ERISA.

         Except as set forth on Schedule 3.20, the Company has been and is now in material compliance with the applicable requirements of Section 601 et. seq. of ERISA and Section 4980B of the Code and any applicable state laws. Except as set forth on Schedule 3.20, the Company does not maintain any Employee Benefit Plan (whether qualified or nonqualified within the meaning of Section 401(a) of the Code) providing for health and/or life insurance or other welfare benefits after termination of employment except to the extent required by ERISA or any state continuation or conversion laws. Except as set forth on Schedule 3.20, the Company does not maintain any Employee Benefit Plan which is an "Employee Welfare Benefit Plan" (as such term is defined in Section 3(1) of ERISA) which Employee Benefit Plan has provided any benefit which is a "Disqualified Benefit" (as such term is defined in Section 4976(b) of the Code) for which an excise tax would be imposed.

                  (c) Full payment has been made of all amounts which the Company is required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which the Company is a party, to have paid as contributions thereto as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof and/or within the time prescribed by applicable law. The Company has made adequate provision for reserves to meet contributions that have not been made because they are not yet due under the terms of any Employee Benefit Plan or related agreements. Benefits under all Employee Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.

                  (d) Except as set forth on Schedule 3.20: (i) the Company does not maintain or contribute, and has never maintained or contributed, to any Employee Benefit Plan intended to be qualified under Section 401(a) of the Code or subject to Title IV of ERISA or considered to be a

"multiemployer plan" (as such term is defined in Section 3(37) of ERISA; (ii) each Employee Benefit Plan established, maintained or contributed to by the Company that is intended to be qualified under Section 401(a) of the Code and any trust maintained in connection therewith intended to be tax-exempt under
Section 501(a) of the Code has been determined to be so qualified by the Internal Revenue Service and nothing has occurred since the date of the last determination which resulted in or is likely to result in the revocation of such determination; (iii) the Company does not maintain or contribute to, and has never maintained or contributed to, any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA that is subject to the provisions of Title IV of ERISA or any "multiemployer plan" (as such term is defined in Section 3(37) of ERISA) for or under which there is any current, continuing or future liability; (iv) no Employee Benefit Plan has incurred an accumulated funding deficiency within the meaning of Section 412 of the Code, or has applied for or obtained a waiver from the Internal Revenue Service of any minimum funding requirement under the Code; (v) the Company has not incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") in connection with any Employee Benefit Plan covering any employees or former employees of the Company or ceased operations at any facility or withdrawn from any such plan in a manner that could subject it to liability under ERISA, and, to the knowledge of the Stockholder, there are no facts or circumstances, conditions or occurrences that could reasonably give rise to any liability of the Company to the PBGC under ERISA that could reasonably be anticipated to result in any claims being made against CII by the PBGC; and (vi) the Company does not have any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of ERISA to any Employee Benefit Plan that is a "multiemployer plan" (as such term is defined in Section 3(37) of ERISA).

                  (e) No "reportable event" (as such term is defined in ERISA) for which the 30- day notice requirement has not been waived by the PBGC has occurred with respect to any Employee Benefit Plan. Neither the Company nor, to the knowledge of the Stockholder, any of the directors, officers or employees of the Company has engaged in any transaction with respect to any Employee Benefit Plan or breached any of their responsibilities or obligations imposed upon fiduciaries under Title I of ERISA which would subject the Company to a Tax, penalty or liability for prohibited transactions under ERISA or the Code or which could reasonably give rise to any claim being made under or by or on behalf of any such Plan by any party with standing to make such claim.

                  (f) The Company has furnished to CII complete financial information regarding the estimated present and future liabilities of any and all deferred compensation, salary contribution, split-dollar or other Employee Benefit Plans which are not qualified under Section 401 of the Code. The Company has furnished to CII copies of any and all insurance policies or other assets held by the Company, directly or indirectly, in connection with such nonqualified plans (including any policies or assets which are not formally designated as being held in connection with such plans, but were purchased to provide informally assets to be used in the future in connection with such plans), and a list of premium or other payments both made to date and which have been proposed to be made for such policies and assets.

                  (g) Except as set forth on Schedule 3.20, the execution of, and consummation of the transactions contemplated by, this Agreement do not constitute a triggering event under any Employee Benefit Plan, arrangement, or agreement which (either alone or together with the occurrence of any additional or subsequent event) will or could reasonably be anticipated to result in any payment (whether of severance pay or otherwise), acceleration, vesting or increase in benefits to any employee or former employee or director of the Company or any of its subsidiaries.

         3.21. Environmental Laws and Regulations. Except as set forth on
Schedule 3.21, (a) Hazardous Materials (as defined below) have not since April 11, 1991 been generated, used, treated or stored on, or transported or arranged for transportation to or from, any Company Property, (as defined below), (b) since April 11, 1991, Hazardous Materials have not at any time been Released or disposed of on any Company Property, (c) the Company is not in material violation of any Environmental Laws (as defined below) or the requirements of any permits issued under such Environmental Laws with respect to any Company Property, (d) there are no past, pending or, to the knowledge of the Stockholder, threatened Environmental Claims (as defined below) against the Company or any Company Property, (e) there are no specific facts or circumstances, conditions or occurrences regarding any Company Property that could reasonably be anticipated (A) to form the basis of an Environmental Claim against the Company or any Company Property or (B) to cause such Company Property to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law, and (f) to the knowledge of the Stockholder, there are not now and never have been any underground storage tanks located on any Company Property other than underground storage tanks the presence of and condition of which do not violate any Environmental Law.

         For purposes of this Agreement, the following terms shall have the following meanings: (A) "Company Property" means any real property and improvements currently or at any time after April 11, 1991 and prior to the Closing Date owned, leased, used, operated or occupied by the Company or any of its predecessors or Ibex Aerospace Technologies, Inc., a Florida corporation now dissolved; (B) "Hazardous Materials" means (i) any petroleum or petroleum products or by-products, radioactive materials, asbestos in any form that is or could become friable, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls in excess of regulated levels; and
(ii) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "pollutant" or "contaminant" under any applicable Environmental Law, as such laws are in effect as of the date hereof; and (iii) any other chemical, material or substance that would give rise to liability under any Environmental Law; (C) "Environmental Law" means any federal, state or local statute, law, rule, regulation, ordinance, code, policy, order or rule of common law in effect and in each case as amended as of the date hereof relating to pollution or the emission, discharge, spillage, storage or Release of Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. ss. 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss. 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq.; the Clean Air Act, 42 U.S.C. ss. 7401 et seq.; the Safe Drinking Water Act, 42

U.S.C. ss. 3808 et seq.; and any analogous state and local laws, and the regulations implementing such acts; (D) "Environmental Claims" means any and all actions, suits, liabilities, demands, demand letters, claims, Liens, investigations or proceedings arising under, or notices of liability or of potential liability or of noncompliance or violation relating in any way to, any Environmental Law (for purposes of this subclause (D), "Claims") or to any permit issued under any such Environmental Law, including, without limitation,
(i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment; and (E) "Release" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like, into or upon any land or water or air, or otherwise entering into the environment.

         3.22. Interests in Clients, Suppliers, Etc. Neither the Stockholder nor, to the knowledge of the Stockholder, any officer or director of the Company possesses, directly or indirectly, any financial interest in (excluding less than or equal to 5% of the issued and outstanding shares of stock in any entity the equity ownership interests of which are publicly traded), or is a director, officer or employee of, any person or entity (other than the Stockholder) which is a client, supplier, customer, lessor, lessee or competitor of the Company.

         3.23. Insurance. Set forth on Schedule 3.23 is an accurate and complete list of insurance policies which the Company maintains with respect to its businesses, properties and employees. Such policies are in full force and effect. Such policies, with respect to their amounts and types of coverage, are customary with respect to the size of the Company and the industry in which the Company operates. All premiums currently due with respect to such insurance policies have been paid, no notice of cancellation or termination has been received with respect to any such policy, the providers of such policies will not have the right to terminate such policies as a result of the consummation of the transactions contemplated by this Agreement, and there has been no gap in coverage from the date of the organization of the Company to the Closing Date. The products liability insurance policy described on Exhibit G to this Agreement covers the losses described in such policy with respect to aeronautical products of the Company delivered prior to the Closing Date, provided that the loss occurs prior to the expiration of such policy (which the Stockholder has covenanted to maintain in force for three (3) years following the Closing Date) and provided that the claim for such loss is asserted in accordance with the terms of such policy. Such policy defines aeronautical products as an entire aircraft, components thereof, and any equipment or part installed either on board an aircraft or on the ground and used for the operation on the ground or in flight of such aircraft, including the ground equipment produced by the Company.

         3.24. Licenses and Permits. The Company has obtained and maintains all licenses, permits and other authorizations required to be obtained or maintained to operate its current business and own its properties except where the failure to obtain or maintain such licenses, permits or other authorizations would not have a material adverse effect on the Company. The Company is in compliance with each such license, permit or authorization, and there is no proceeding pending or, to the knowledge of the Stockholder, threatened to revoke or terminate any such license, permit or authorization.

         3.25. Bank Accounts, Powers of Attorney and Compensation of Employees. Set forth on Schedule 3.25 is an accurate and complete list showing (a) the name and address of each bank in which the Company has an account or safe deposit box, the number of any such account or any such box and the names of all persons authorized to draw thereon or to have access thereto, (b) the names of all persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof and (c) the names of all persons whose compensation from the Company for the fiscal year ended on the Balance Sheet Date exceeded an annualized rate of $50,000, together with a statement of the full amount paid or payable to each such person for services rendered during such fiscal year.

         3.26. Disclosure. None of this Agreement, any Schedule, Exhibit or certificate attached hereto or delivered pursuant to this Agreement or any document or statement in writing which has been supplied by or on behalf of the Stockholder in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading.

         3.27. Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of the Stockholder or the Company is, or will be, entitled to any commission or broker's or finder's fees from the Company in connection with any of the transactions contemplated by this Agreement.

         3.28. Inventories. The inventories of the Company reflected in the Interim Balance Sheet will not include any items of a quality or quantity not usable in the normal course of business of the Company as currently conducted in excess of the reserve for obsolescence reflected in the Interim Balance Sheet.

         3.29. Consents and Approvals. No consent, authorization, order, license, permit, or approval of or registration with any governmental entity or other regulatory body, domestic or foreign, is required in connection with the execution and delivery of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby.

         3.30. Payments. Neither the Stockholder nor the Company nor any Affiliate of the Company or the Stockholder has, directly or indirectly, paid or delivered any fees, commissions or other sums of money or items of property however characterized to any finders, agents, customers, government officials or other parties, in the United States or in any other country, which in any manner are related to the business or operations of the Company, and which have been illegal under any federal, state or local laws of the United States or any other country or territory having jurisdiction over the Company. The Company has not participated, directly or indirectly, in any illegal boycotts or similar practices.

         3.31. Renegotiation. The Company is not subject to renegotiation, redetermination or excess profit recovery with respect to any fiscal year by reason of U.S. Government contracts performed by it.

         3.32. Returns, Warranty Claims, and Purchase Commitments. As of the date hereof, there are no material claims against the Company or any of its Affiliates to return any funds by reason of alleged overshipments, defective merchandise or otherwise, or of merchandise in the hands of customers under an understanding that such merchandise would be returnable. To the knowledge of the Stockholder, no outstanding purchase or outstanding lease commitment of the Company is in excess of the normal, ordinary and usual requirements of its business or contains terms and conditions more onerous than those usual and customary in the business of the Company. Except for product return, product recall, product repair or replacement or warranty claims arising in the ordinary course of business, the Stockholder does not know of any specific facts or circumstances, conditions or occurrences that could reasonably be anticipated to form the basis for any product return, product recall, product repair or replacement or warranty claim.

         3.33. Customers and Suppliers. Schedule 3.33 contains a complete and accurate list of (i) the ten (10) largest customers of the Company in terms of revenues during the Company's last fiscal year, showing the approximate total sales to each such customer during such fiscal year, and (ii) the eight (8) largest suppliers of the Company in terms of purchases during the Company's last fiscal year, showing the approximate total purchases from each such supplier during such fiscal year. Except as disclosed on Schedule 3.33, since the Balance Sheet Date, there has been no material adverse change in the business relationship of the Company with any customer or supplier named in Schedule 3.33.

         3.34. Products Liability. There are no claims pending or, to the knowledge of the Stockholder, threatened against the Company or any of its Affiliates for products liability, whether in tort or strict liability or on account of any express or implied warranty, and the Stockholder does not know of any specific facts or circumstances, conditions or occurrences which could reasonably be anticipated to form the basis of any such claim against the Company or its Affiliates.

         3.35. Transactions with Certain Persons. To the knowledge of the Stockholder, neither any officer, director, shareholder or employee of the Company nor any member of any such person's immediate family is presently a party to any material transaction with the Company relating to the business of the Company, including, without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of material services by (other than for services as officers, directors or employees of the Company), (ii) providing for the rental of material real or personal property from, or (iii) otherwise requiring material payments to (other than for services as officers, directors or employees of the Company) any such person or corporation, partnership, trust or other entity in which any such person has a substantial interest as a shareholder, officer, director, trustee or partner.

         3.36. No Implied Representation. Notwithstanding anything contained in this Article 3, it is the explicit understanding and intent of the parties that, except for those representations and warranties of the Stockholder set forth in this Article 3 and the Schedules corresponding thereto, the Stockholder is not making any representation or warranty whatsoever, express or implied, and no such warranties shall be implied under any applicable law or in equity.


                                    ARTICLE 4

                             REPRESENTATIONS OF CII

         CII hereby represents and warrants to the Stockholder as follows:

         4.1. Organization and Valid Existence of CII. CII is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina. CII has the corporate power and authority to execute and perform its obligations under this Agreement and the CII Note. This Agreement, the CII Note and all transactions contemplated hereby and thereby have been duly authorized and approved by all requisite corporate action of CII. No other proceedings on the part of CII are necessary to authorize the execution and delivery of this Agreement or the CII Note and the consummation of the transactions contemplated hereby and thereby. This Agreement and the CII Note have been duly executed and delivered by CII and are the valid and binding legal agreements of CII, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium and other laws generally affecting the rights of creditors and general principals of equity and applicable laws which may affect the availability of equitable remedies. Except as set forth on Schedule 4.1, no approvals or consents to enter into or consummate the transactions contemplated under this Agreement and the CII Note are required to be obtained from any person or entity pursuant to any material contracts, agreements, instruments or commitments to which CII is a party or by which it is bound.

         4.2. Consents and Approvals. No consent, authorization, order or approval of or registration with any governmental entity or other regulatory body is required in connection with the execution and delivery of this Agreement or the CII Note by CII and the consummation by CII of the transactions contemplated hereby and thereby.

         4.3. Brokers or Finders Fee. CII shall be responsible for any commission or fee to which any agent, broker, person or firm acting on behalf of CII is, or will be, entitled in connection with the transactions contemplated by this Agreement.

         4.4. Litigation. CII is not subject to any judgment, order or decree entered in any lawsuit or proceeding which may materially and adversely affect its ability to perform its obligations under this Agreement or the CII Note.

         4.5. Securities Act. The Shares are being acquired by CII for investment only and not with a view to any distribution thereof, and CII shall not offer to sell or otherwise dispose of the Shares in violation of any applicable registration requirements of the Securities Act of 1933, as amended, or applicable State securities laws.

                                    ARTICLE 5

                               CLOSING DELIVERIES

         5.1. Deliveries by the Stockholder. On the date hereof, the Stockholder shall deliver or cause to be delivered to CII the following, in form and substance satisfactory to CII:

                  (a) an opinion, dated the date hereof, of Coudert Brothers, the Stockholder's United States counsel, and the Stockholder's French counsel;

                  (b) (i) copies of the Company's certificate of incorporation, including all amendments thereto, in each case certified by the appropriate official of the Company's jurisdiction of incorporation, (ii) a certificate from the appropriate official of the Company's jurisdiction of incorporation to the effect that the Company is in good standing in such jurisdiction and listing all charter documents of the Company on file, and (iii) a copy of the bylaws of the Company, certified by the President of the Company as being true and correct and in effect on the date hereof;

                  (c) all necessary consents with respect to all material contracts of the Company which may be adversely affected by the consummation of the transactions contemplated hereby;

                  (d) resignations of each director and officer of the Company, effective as of the date hereof;

                  (e) evidence satisfactory to CII that the Agreement Among Shareholders of IBEX Aerospace Technologies, Inc. dated September 14, 1992, as amended to the date hereof (the "IBEX Stockholders' Agreement"), has been terminated as of the date hereof and that any provisions of the IBEX Stockholders' Agreement that may prohibit, limit, hinder or adversely affect the consummation of the transactions contemplated by this Agreement have been waived or otherwise rendered ineffective on or prior to the Closing Date;

                  (f) a USRPHC affidavit and Notice of Non-U.S. Real Property Holding Corporation Status substantially in the form attached hereto as Exhibit C;

                  (g) the Amended 690CA Know-How Transfer Agreement in the form attached hereto as Exhibit D and the Amended IC121 Know-How Transfer Agreement in the form attached hereto as Exhibit E executed by the Company and L'Equipement et la Construction Electrique, S.A.;

                  (h) certificates representing all of the Stock, with appropriate stock transfer forms attached, duly endorsed in blank, together with evidence of payment of any applicable transfer taxes;

                  (i) an executed Distribution Agreement between the Company and ECE substantially in the form attached hereto as Exhibit F;

                  (j) evidence satisfactory to CII that the Products Liability Policy, as defined in Section 6.4 below, is in full force and effect through the Closing Date; and

                  (k) an effective executed power of attorney authorizing William N. Furey, Jr. to execute all documents required to be executed by the Stockholder pursuant to this Agreement.

         5.2. Deliveries by CII. On the date hereof, CII shall deliver or cause to be delivered to the Stockholder the following:

                  (a) the Debt Repayment;

                  (b) the Cash Purchase Price in the manner required by
                      Section 2.2(b);

                  (c) the CII Note;

                  (d) the Escrow Agreement;

                  (e) the Letter of Credit

                  (f) a copy, certified the date hereof by an appropriate officer of CII, of the resolutions of CII's Board of Directors authorizing the execution, delivery and performance of this Agreement and the CII Note by CII;

                  (g) executed counterparts of each of the agreements specified in subsection 5.1 above to which CII is a party; and

                  (h) an opinion, dated the date hereof, of CII's counsel.


                                    ARTICLE 6

                             POST-CLOSING COVENANTS

         6.1. USRPHC Report to Internal Revenue Service. Within thirty (30) days after the date of each affidavit delivered to CII pursuant to Section 5.1(g) of this Agreement, the Stockholder shall mail to the Internal Revenue Service the report contemplated by Treasury Regulation 1.897-2(h)(2), if such report has not already been filed by CII, and shall provide proof of such mailing to CII in such form as may be acceptable to CII.

         6.2. Preservation of Books and Records. Following the Closing, CII shall retain or cause the Company to retain the books of accounts, minute books, stock records and other documents and records of the Company. During business hours and upon at least 72 hours prior notice to the Company, the Stockholder shall have the right to inspect and copy such books of account, minute books, stock records, at its own expense. At any time after ten years following the Closing Date, such records may nevertheless be destroyed by CII and/or the Company.

         6.3. Accounts Receivable Guarantee. (a) Except as disclosed on Schedule 6.3, all accounts receivable arising through the Closing Date, less prompt payment discounts made in the ordinary course of business and net of any allowance for doubtful accounts shown in the Interim Financial Statements, shall be collected in full within 200 days of the Closing Date. From and after the Closing Date, CII shall (i) use its best reasonable efforts consistent in all material respects with the Company's past practices and policies (including, without limitation, use of a collection agency the fees of which shall be paid in equal portions by the Stockholder and CII but excluding resort to litigation), to collect the accounts receivable described in Section 3.18 and
(ii) credit any payments made by account debtors to the oldest accounts receivable outstanding for such account debtor, unless such payment is designated by the payor as pertaining to one or more expressly identified invoices or, in the absence of such specification, unless a bona fide dispute exists with respect to such oldest account receivable. CII shall not compromise, reduce or settle any account receivable which is subject to this Section 6.3(a) for other than the full face amount thereof without the approval of the Stockholder.

                  (b) Not less than 200 nor more than 230 days following the Closing Date, CII shall submit to the Stockholder an itemized statement setting forth the amount of any claim it may have for indemnity in connection with the representation and warranty contained in this Section 6.3, and, subject to the terms of this Section 6.3, the Stockholder shall remit to CII the undisputed amount set forth in such statement within 10 days of receipt of such statement. Upon satisfaction in full of such claim, CII shall deliver to the Stockholder an executed assignment in favor of the Stockholder of all right, title and interest of CII in and to any such accounts receivable which remain uncollected and are the subject of the claim and shall furnish to the Stockholder such other information relating to such unpaid accounts receivable as may be reasonably requested by the Stockholder.

                  (c) Within thirty (30) days after the end of each of the first five (5) calendar months following the Closing Date, CII shall deliver to the Stockholder a trial balance showing the status of the accounts receivable which are the subject to Section 6.4(a) above and shall give the Stockholder prompt notice of any collection problems experienced with any account debtor as the same may arise and become known to CII.

         6.4. Products Liability Policy. The Stockholder will maintain from and after the Closing Date for a period of three years the products liability insurance policy described on Exhibit G attached hereto and incorporated herein by reference and further described in Section 3.23.

         6.5. Satisfaction of Ibex Notes. Within thirty (30) days following the Closing Date, the Stockholder shall deliver to CII the original Ibex Notes marked to indicate that such notes have been satisfied and that all amounts due thereunder have been paid in full or, if such Ibex Notes have been lost, certificates in form and substance satisfactory to CII to the same effect and indemnifying CII against any and all future claims relating to or arising from such lost Ibex Notes.

                                    ARTICLE 7

                           INDEMNIFICATION AND SET-OFF

         7.1.     Survival of Representations and Warranties.

                  (a) The representations, warranties, covenants and undertakings of the Stockholder and CII contained in this Agreement (including, without limitation, the indemnification obligations of the parties under this
Article 7) and in any Schedule of Exhibit attached hereto shall survive the purchase and sale of the Stock pursuant to this Agreement, but shall terminate upon the expiration of the periods of time following the Closing Date as indicated below:

                           (i)      the representations and warranties set forth
in Sections 3.1 and 3.3 hereof shall terminate upon the tenth anniversary of the Closing Date;

                           (ii)     the representations and warranties set forth
in Sections 3.15, 3.19, and 3.20 hereof, and the indemnification obligations of the Stockholder under Subsection 7.2(b) below, shall terminate after a period of years following the Closing Date equal to any applicable statute of limitations with respect to the matters covered by such sections; and

                           (iii)    the representations and warranties not
otherwise identified in subsections 7.1(a)(i) and 7.1(a)(ii) above shall terminate upon the third anniversary of the Closing Date.

                  (b) Notwithstanding Subsection 7.1(a), if an Indemnified Party (as defined below) provides notice (as provided for in Subsection 7.3(a) hereof) to the Indemnifying Party of a claim for indemnification prior to the expiration of the relevant representation and warranty period set forth above, the Indemnifying Party's obligations with respect to the asserted right to indemnification shall continue until such claim is Definitively Resolved.

                  (c) The Stockholder's obligation to indemnify CII shall not apply to the extent a reserve exists for such matter in the Interim Balance Sheet and such amount remains in reserve on the books and records of the Company as of the Closing Date.

         7.2.     Indemnification.

                  (a) The Stockholder agrees to indemnify and hold CII and its officers, directors, stockholders, affiliates, employees, and agents (each an "Indemnitee" and, collectively, the "Indemnitees") harmless from any and all claims, demands, costs, charges, obligations, liabilities, actions, suits, damages, judgments, deficiencies, losses or expenses (including, without limitation, interest and penalties, reasonable attorneys' and paralegal fees and expenses and all reasonable amounts paid in settlement of any claim, action or suit to the extent permitted under Section 7.5 below) suffered or paid as a result of or arising out of the failure of any representation or warranty made by the Stockholder in this Agreement or in any Exhibit or Schedule attached hereto to be true and correct in all respects as of the Closing Date or any failure of the Stockholder to fulfill any of the agreements, covenants and other obligations of the Stockholder contained in this Agreement.

                  (b) CII agrees to indemnify and hold the Stockholder and its Indemnitees harmless from any and all claims, demands, costs, charges, obligations, liabilities, actions, suits, damages, judgments, deficiencies, losses or expenses (including, without limitation, interest and penalties, reasonable attorneys' and paralegal fees and expenses and all reasonable amounts paid in settlement of any claim, action or suit to the extent permitted under
Section 7.5 below) suffered or paid as a result of or arising out of the breach of any representation or warranty made by CII in this Agreement or any failure of CII to fulfill any of the agreements, covenants and other obligations of CII contained in this Agreement (claims submitted by the Stockholder pursuant to the indemnification obligation of CII in this Section 7.2(b) shall be referred to hereinafter as "Stockholder Indemnity Claims").

                  (c) The obligations to indemnify and hold harmless pursuant to this Section 7.2 shall survive the consummation of the transactions contemplated by this Agreement for the respective periods set forth in Section 7.1 above.

         7.3. Indemnification Claims Procedures. All claims for indemnification by any party seeking indemnification (the "Indemnified Party") from the other party (the "Indemnifying Party") under Section 7.2 shall be asserted and resolved as follows:

                  (a) In the event that any claim or demand for which the Indemnifying Party would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, the Indemnified Party shall promptly notify the Indemnifying Party (and any pertinent insurance carrier) in reasonable detail of such claim or demand and the amount or a good faith estimate for the amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "Claim Notice"). The Indemnifying Party shall have forty-five (45) days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified Party whether or not the Indemnifying Party desires to defend the Indemnified Party against such claim or demand. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand and except as hereinafter provided, the Indemnifying Party shall have the right to defend the Indemnified Party by counsel of the Indemnifying Party's own choosing, either in the Indemnifying Party's name, or in the Indemnified Party's name by appropriate proceedings. If any Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense and, in any event, the Indemnified Party shall cooperate with the Indemnifying Party and its counsel. To the extent the Indemnifying Party shall control or participate in the defense or settlement of any third party claim or demand, the Indemnified Party shall give to the Indemnifying Party and its counsel access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party, to the extent consistent with the application of relevant evidentiary privileges. The Indemnifying Party shall keep the Indemnified Party reasonably apprised of the course of any negotiations or proceedings and the Indemnifying Party shall not settle any claim or demand without the consent of the Indemnified Party, which consent shall not be unreasonably withheld or unduly delayed. As soon as reasonably practicable after the Indemnifying Party has reached a final decision as to whether or not all or any portion of the obligations related to such claim or demand are the obligations for which the Indemnifying Party is required to indemnify such Indemnified Party hereunder and, in any event, prior to entering any such settlement or other final resolution of any claim or demand, the Indemnifying Party shall notify the Indemnified Party in writing of its position as to whether or not all or any portion of the obligations related to such claim or demand are the obligations for which the Indemnifying Party is required to indemnify such Indemnified Party in accordance with this Article 7.

                  (b) If the Indemnifying Party elects or is deemed to have elected (by virtue of not having elected to do so during the Notice Period) not to take over the defense of any such claim or demand, the Indemnified Party shall have the right to defend, compromise and settle such claim or demand on such terms as the Indemnified Party in its discretion may determine, subject to the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld or unduly delayed, and the Indemnifying Party shall continue to be bound to indemnify the Indemnified Party in accordance with and to the extent provided under the terms of this Article 7. The Indemnified Party shall or shall direct in writing its counsel to deliver to the Indemnifying Party copies of all correspondence and other matters relating to such claim or demand. Notwithstanding the foregoing, to the extent that the claim or demand involves or could result in claims against, or potential liability of, the Indemnifying Party the extent or nature of which were not known by the Indemnifying Party as of the date the Indemnifying Party elects or is deemed to have elected not to take over the defense of such claim or demand, the Indemnifying Party shall, by written notice to the Indemnified Party, be entitled to take over the defense of such claim or demand.

                  (c) In the event an Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall promptly send a Claim Notice with respect to such claim to the Indemnifying Party.

                  (d) The Indemnified Party's failure to give reasonably prompt notice to the Indemnifying Party of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which it may have to an Indemnified Party except to the extent the failure to give such notice prejudiced the Indemnifying Party.

         7.4. Indemnity Basket. Notwithstanding the foregoing, except as set forth in this Section 7.4, the Stockholder shall have no liability under Section
7.2 of this Agreement unless and until the aggregate amount of claims under
Section 7.2 exceeds Fifty Thousand Dollars ($50,000) (the "Indemnity Threshold"), in which case the Stockholder shall only be liable to indemnify CII for any amount indemnifiable hereunder in excess of the Indemnity Threshold; provided, that the Indemnity

Threshold shall not apply to the amount of any indemnification obligation of the Stockholder to CII or any other Indemnitee as a result of, arising out of, or relating to the breach of the representations and warranties made by the Stockholder in Section 3.15 and Section 3.32 of this Agreement, which indemnification obligations are hereinafter referred to collectively as "Zero Threshold Claims."

         7.5. Limitations on Indemnification Obligation. In no event shall the maximum aggregate liability of each of the Stockholder and CII with respect to all Payable Claims (as hereinafter defined) exceed the amount of One Million Seven Hundred Seventy Two Thousand Dollars ($1,772,000).

         7.6. Effect of Tax Benefits and Insurance. The determination of any liability, claim, lien, encumbrance, charge, fine, penalty, cost or expense for which indemnification may be claimed under this Article 7 shall be net of (i) the Tax benefit, if any, realized by the Indemnified Party (or any Indemnitee) as a result of the facts and circumstances giving rise to the liability for indemnification and (ii) insurance proceeds, if any, received (but also net of recovery costs and adjusted for any Tax incurred as a result of the receipt of such insurance proceeds, reimbursement, funding and indemnification payments) by the party bearing such liability, claim, lien, encumbrance, charge, fine or penalty as a result thereof.

         7.7. Sole Remedy. The sole and exclusive remedy of the parties for any and all breaches of this Agreement, other than a breach by the Stockholder of the representations and warranties of the Stockholder contained in the last sentence of Section 3.23 of this Agreement or a breach by the Stockholder of the Post-Closing covenant contained in Section 6.4 of this Agreement, shall be the indemnities provided for in this Article 7. Any claims for indemnification not submitted in writing by the Indemnified Party prior to the expiration of the time periods set forth in Section 7.1 shall be deemed to have been waived.

         7.8.     Deferred Amount.

                  (a) Nature and Purpose. The Deferred Amount shall be held by CII in order to secure the indemnification obligations of the Stockholder hereunder and shall be evidenced by the CII Note. Subject to the following provisions of this Section 7.9, (i) an amount equal to the accumulated amount of all Payable Claims for which CII is the Indemnified Party shall be deducted from the Deferred Amount and shall be retained by CII for its own account and (ii) the net amount of the Deferred Amount, after deduction of all Payable Claims for which CII is the Indemnified Party, shall be paid by CII to the Stockholder on the second anniversary of the Closing Date.

                  (b) Settlement of Claims. Following its receipt of any Claim Notice, the Indemnifying Party shall have forty-five (45) days in which to advise the Indemnified Party if it disputes the claim identified in such Claim Notice in whole or in part. For purposes hereof, any claim for indemnification hereunder shall be deemed to have been "Definitively Resolved" when any of the following events has occurred:

                           (i)      a claim is settled by mutual written
agreement of CII and the Stockholder; or

                           (ii)     a final judgment, order or award of a court
of competent jurisdiction or arbitrator deciding such claim has been rendered, as evidenced by a certified copy of such judgment, order or award, provided that such judgment, order or award is not appealable or the time for taking an appeal has expired; or

                           (iii)    if CII is the Indemnified Party, forty-five
(45) days have elapsed since the Stockholder's initial receipt of a Claim Notice and CII has not received, on or before that date, a written notice from the Stockholder disputing such claim in whole or in part; or

                           (iv)     if the Stockholder is the Indemnified Party,
forty-five (45) days have elapsed since CII's initial receipt of a Claim Notice and the Stockholder has not received, on or before that date, a written notice from CII disputing such claim in whole or in part.

                  (c) Payable Claims. Any indemnity claim that has been Definitively Resolved is referred to herein as a "Settled Claim." For purposes hereof, a "Payable Claim" shall mean any one of the following:

                           (i)      if the Settled Claim is a Zero Threshold
Claim or a Stockholder Indemnity Claim, the full amount of such claim, after giving effect to Section 7.7, shall be treated as a Payable Claim; and

                           (ii)     if the Settled Claim is a non-Zero Threshold
Claim, such claim shall be treated as a Payable Claim only in the event and to the extent that the amount of such claim, together with the accumulated amount of all previous Settled Claims which are non-Zero Threshold Claims, exceeds, after giving effect to Section 7.7, the Indemnity Basket.

         The Stockholder and CII shall maintain a ledger of all Settled Claims and all Payable Claims hereunder and shall endorse the CII Note to reflect all such claims as applicable.

                  (d) Release of Deferred Amount. If on or prior to the second anniversary of the Closing Date, CII has submitted Claims Notices for any pending claims hereunder which have not yet been Definitively Resolved, CII shall pay the portion of the Deferred Amount described in such Claim Notices ("Pending Claims") to the Escrow Agent (as defined in that escrow agreement by and among CII, the Stockholder and First Union National Bank of even date herewith (the "Escrow Agreement")), and the balance shall be paid directly to the Stockholder. The amount so paid to the Escrow Agent shall thereafter be held by the Escrow Agent and shall be disbursed in accordance with the terms of the Escrow Agreement.

                  (e) Except as hereinafter provided, all Payable Claims for which CII is the Indemnified Party shall be satisfied exclusively out of the Deferred Amount in accordance with this Agreement, the CII Note and the Escrow Agreement; provided, however, that if and to the extent

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

that Payable Claims for which CII is the Indemnified Party exceed an amount equal to the Deferred Amount less deductions made thereto pursuant to this
Section 7.8, then CII may seek to collect such Payable Claims amounts from the Stockholder in any manner available in equity or at law.

         7.9. Subrogation. The Indemnifying Party shall be subrogated to the rights of the Indemnified Party against third parties for any Settled Claims hereunder.

         7.10. Treatment of Indemnity Payments. To the extent permitted by applicable law, any indemnity payments made pursuant to this Article 7 shall be treated as an adjustment to the Purchase Price.


                                    ARTICLE 8

                                  MISCELLANEOUS

         8.1. Expenses. The parties hereto shall pay all of their own expenses relating to the negotiation and consummation of the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers. Anything herein to the contrary notwithstanding, the Stockholder shall be directly responsible for the payment and satisfaction of the fees and expenses of its legal counsel and financial advisors in connection with this transaction and shall not charge such fees and expenses to the Company or cause the Company to be obligated to reimburse the Stockholder for such expenses or pay such service providers directly.

         8.2. Governing Law; Consent to Jurisdiction. This Agreement, the rights and obligations of the parties, and any claims or disputes relating in any way thereto shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to its choice of law principles. The parties hereby agree that any dispute arising out of this Agreement shall be subject to the jurisdiction of both the state and federal courts of North Carolina. For that purpose, the parties hereto hereby irrevocably submit to the jurisdiction of the state and federal courts of North Carolina and waive any rights that any of them may have to claim that jurisdiction over any of them in North Carolina may not be had or that North Carolina is an improper venue for the enforcement of the obligations represented by this Agreement. The parties further agree to accept service of process out of any of the state and federal courts in North Carolina in any such dispute by registered and certified mail addressed to the parties as herein provided.

         8.3. Captions. The Article and Section captions used herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         8.4. Publicity and Confidentiality. Except as otherwise required by law, none of the parties shall issue any press release or make any other public statement relating to, connected with or arising out of this Agreement or the transactions contemplated herein, including the existence and terms of this Agreement, without obtaining the prior approval of CII to the contents and the manner

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

of presentation and publication thereof. The parties shall keep all non-public information disclosed pursuant to this Agreement confidential and shall not disclose such information for any purpose or to any person or entity not related to the consummation and performance of this Agreement, except as may be required by applicable law.

         8.5. Notices. Any notices, demands, consents, agreements, requests or other communications which may be or are required to be given, served or sent by any party to any other party or obtained from any party pursuant to this Agreement must be in writing and must be (a) mailed by first-class mail, registered or certified, return receipt requested, postage prepaid, (b) hand delivered personally by independent courier, or (c) transmitted by telecopier addressed as follows:

                           (i)      If to SOFIECE:

                                    SOFIECE
                                    155-157, Rue Pelleport
                                    75960, Paris Cedex 20
                                    France
                                    Attn:   Jean-Pierre Brillant
                                    Facsimile:  011-33-1-30-54-80-81

                           (ii)     If to CII:

                                    COMMUNICATIONS INSTRUMENTS, INC.
                                    1396 Charlotte Highway
                                    P.O. Box 520
                                    Fairview, North Carolina  28730
                                    Attn:   Chief Executive Officer
                                    Facsimile:  (704) 628-1439

         Each party may designate by notice in writing a new address to which any notice, demand, consent, agreement, request or communication may thereafter be given, served or sent. Each notice, demand, consent, agreement, request or communication which is mailed, hand delivered or transmitted in the manner described above shall be deemed received for all purposes at such time as it is delivered to the addressee (with the return receipt, the courier delivery receipt or the telecopier answer back confirmation being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

         8.6. Counterparts. This Agreement may be executed in counterparts, and it shall not be necessary that the signatures on behalf of each party appear on each counterpart. All counterparts shall collectively constitute a single agreement.

         8.7. Amendments. This Agreement may not be amended or modified or any provision or obligation waived or changed except by a writing executed by the party sought to be charged thereby.

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

         8.8. Savings Clause. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the maximum extent permitted by applicable law, the parties to this Agreement waive any provision of law that renders any provision of this Agreement prohibited or unenforceable in any respect.

         8.9. Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement of the parties with respect to its subject matter and supersedes all prior written and oral agreements and understandings of any kind, except any separate confidentiality agreement entered into by the parties previously.

         8.10. Delays. No failure or delay of any party in exercising any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

         8.11. No Third Party Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. The provisions of this Agreement are solely for the benefit of the parties hereto and are not intended to benefit any third party, and no third party shall be deemed to have any privity of contract by virtue of this Agreement.

         8.12. No Partnership. Nothing in this Agreement shall be deemed to create a joint venture or partnership between or among the parties.

         8.13. No Assignment. The rights and obligations of the parties under this Agreement may not be assigned or delegated to any other person or entity without the prior written consent of all the parties hereto; provided, that CII may assign its rights and delegate its obligations and may transfer the Stock to any other entity that it controls, is controlled by or is under common control with.

         8.14. Attorneys' Fees. If any legal proceeding is brought to enforce or interpret this Agreement or any provision thereof, the prevailing party in any such proceeding shall be entitled to recover from the other party its reasonable attorneys' and paralegal fees and court costs.

         8.15. Exhibits and Schedules. The Exhibits and Schedules attached to this Agreement are an integral part of this Agreement.




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


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                            COMMUNICATIONS INSTRUMENTS, INC.

                                            By:
                                               -----------------------------
                                            Title: President

                                            STOCKHOLDER:

                                            SOCIETE FINANCIERE D'INVESTISSEMENTS
                                            DANS L'EQUIPEMENT ET LA CONSTRUCTION
                                            ELECTRIQUE, S.A.

                                            By: /s/ William N. Furey, Jr.
                                               -----------------------------
                                               William N. Furey, Jr.
                                               Title:   Attorney-in-Fact


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